TRACTOR SUPPLY COMPANY

Insider Trading, Anti-Hedging and Pledging Policy

Tractor Supply Company (the “Company”) is committed to full compliance with the federal securities laws, including the laws and regulations that prohibit insider trading and illegal “tipping”. The prohibitions against insider trading, tipping and hedging contained in this policy apply to all of the Company’s employees (“Team Members”) and members of the Company’s Board of Directors (“Board Members”). In addition, Board Members, officers (as defined in Rule 16a-1(f) (“Executive Officers”) and Team Members who are designated as insiders (referred to below as “Designated Insiders”), which list is periodically reviewed and maintained by the Company, are subject to the additional restrictions and procedures described below under the section titled, “Special Restrictions and Procedures for Designated Insiders.”

Overview of the Insider Trading Prohibition

Under the federal securities laws, it is unlawful for a person to buy, sell or dispose of (e.g., gift) a company’s securities while in possession of material, non-public information. In addition, a person can be liable for disclosing this type of information to third parties (often referred to as “tipping”) who then trade in a company’s securities, even though the disclosing person does not engage in any securities transaction or profit from the third party’s trade. Violation of these laws can result in severe civil and criminal penalties. In addition to reputational damage, the Company and its controlling persons may face liability as well under certain circumstances.

In addition to potential criminal and civil penalties imposed by governmental authorities for violating the law, a person who violates this policy exposes themselves to potential disciplinary action by the Company, up to and including termination for cause.

What is “material” information? There is no clear rule as to what constitutes material information. Generally, the standard is whether a reasonable investor would consider the information important in deciding whether to buy or sell a company’s securities. Examples that may constitute material information include, but are not limited to, financial results or projections, comparable store sales information, changes in previously announced earnings guidance, mergers or acquisitions, divestitures, strategic alliances, changes in dividend policy, stock buybacks, stock splits, securities offerings, cybersecurity breaches, actual or threatened significant litigation or governmental investigations, significant liabilities, and changes in senior management. Material information may be either positive or negative and may consist of information about a vendor or supplier, a potential acquisition or merger candidate or other company that is confidential and obtained in the course of employment with the Company.

To be clear, whether or not the Company’s confidential information rises to the level of “materiality,” all Team Members remain subject to our codes of conduct and confidentiality and use obligations relating to any such information.

What is “nonpublic” information? In general, information is “nonpublic” until it is publicly disclosed and “absorbed” by the markets and the investing public. The number of trading days during which information should be public before it is considered “absorbed” is a case-specific determination, but in general information may be considered “absorbed” on the second trading day following release of the information. Public disclosure can occur by the issuance of a press release, the filing of a report with the Securities and Exchange Commission, or through other means designed to achieve widespread dissemination of the information.

Company Policy against Insider Trading

It is the Company’s policy that neither the Company, nor Team Members, nor Board Members may engage in any purchase, sale or disposition (e.g., gift) of the Company’s securities while in possession of material, nonpublic information. A Team Member or Board Member also may not permit a member of his or her immediate family or anyone acting on his or her behalf (including influenced or controlled trusts and other entities) to engage in any purchase, sale or disposition (e.g., gift) of the Company’s securities while in possession of material, nonpublic information. In addition, Team Members and Board Members must not trade securities of any other company about which the Team Member or Board Member possesses material, nonpublic information as a result of employment with or service to the Company. Team Members and Board Members must maintain the confidentiality of nonpublic information and should not disclose or “tip” that information to others who do not have a legitimate, Company-related business need for the information. If a Team Member or Board Member is in possession of material, nonpublic information when he or she terminates employment or service with the Company, he or she may not trade or make gifts in the Company’s securities until that information has become public or is no longer material. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

This policy does not restrict transactions made pursuant to a pre-arranged trading plan that has been pre-approved in accordance with this policy or purchases of stock under the Company’s Employee Stock Purchase Plan (the “ESPP”), resulting from contributions of money to the ESPP pursuant to an election made at the time of any enrollment in the plan. It does, however, apply to sales of Company securities purchased pursuant to the ESPP. Additionally, Team Members should not base a decision to participate in a pre-arranged trading plan or the ESPP, or to change an election under the ESPP, on material, non-public information. This policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements, the vesting of restricted stock units, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock units. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of stock, including for the purpose of generating the cash needed to pay the exercise price of an option.

Overview of Policy on Hedging

The Company considers it improper and inappropriate for Team Members and Board Members to engage in hedging transactions for the Company’s securities. Hedging transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and certain exchange funds designed (or which operate) to hedge or offset decreases in value of securities owned. Such hedging transactions may permit a Team Member or Board Member to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Team Member’s or Board Member’s incentives and objectives may be less closely aligned with those of the Company’s other shareholders, and the Team Member’s or Board Member’s incentive to improve the Company’s performance may be (or may appear to be) reduced. In such cases, a key purpose of the equity compensation paid to such Team Member or Board Member may be undermined.

Anti-Hedging Policy

It is the Company’s policy that no Team Member or Board Member, or any of their designees, may engage in any hedging transaction that reduces or limits such person’s economic risk with respect to his or her direct or indirect holdings, ownership or interest in the Company’s securities, including without limitation outstanding stock options, stock appreciation rights, restricted stock units or other compensation awards, the value of which are derived from, referenced to or based on the value or market price of the Company’s securities. Prohibited transactions include, without limitation, short sales, the sale of security futures and the purchase by a Team Member or Board Member of financial instruments, including prepaid variable forward contracts, equity swaps, collars, puts, calls or certain exchange funds or other derivative securities that are designed to hedge or offset a decrease in market value of the Company’s securities. For the avoidance of doubt, non-hedging transactions that involve the disposition or acquisition of the Company’s securities (such as permitted dispositions of Company securities to an exchange fund outside of a prohibited hedging transaction for example) would still remain subject to the other provisions of this policy.

SPECIAL RESTRICTIONS AND PROCEDURES FOR DESIGNATED INSIDERS

Trading During Window Periods. Assuming any required pre-clearance has been obtained as outlined below, Designated Insiders may purchase or sell Company securities only during the “window periods” that, unless otherwise specified by the General Counsel or Controller, begin on the second trading day after the Company publicly releases quarterly or annual financial results and extend for a period of fifteen trading days afterwards. For example, if the Company announces financial results on Thursday, the window period will begin at market open on Monday. However, the ability of a Designated Insider to engage in transactions in Company securities during window periods is not automatic. The Company reserves the right to shorten or close a window period if the Company determines that Designated Insiders possess material, nonpublic information or if the Company determines that a trade could create the appearance of an improper transaction. The restriction on trading only during window periods does not apply to transactions made pursuant to a pre-arranged trading plan that has been pre-approved in accordance with this policy.

Pre-Clearance Required. Board Members, Executive Officers, and certain other Team Members deemed appropriate by the General Counsel and Controller are designated as restricted insiders (“Restricted Insiders”) and all transactions in Company securities (including purchases, sales or other dispositions, gifts and stock option exercises) by Restricted Insiders or their family members and other members of their household, as well as any entities influenced or controlled by Restricted Insiders, must be cleared in advance by the Controller and the General Counsel of the Company. If either the Controller or the General Counsel is unavailable, or if the Controller or General Counsel is seeking additional clearance, the Chief Financial Officer of the Company is an authorized alternate to the Controller or General Counsel for purposes of this policy. The Controller and General Counsel of the Company (and/or Chief Financial Officer of the Company as applicable) shall record the date each request is received and the date and time each request is approved or disapproved. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within five trading days of receipt of pre-clearance. If the Restricted Insider becomes aware of material, nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. The only exceptions to these requirements are (i) trades that are executed pursuant to a pre-arranged trading plan that has been pre-approved in accordance with this policy (see below) and (ii) purchases of Company stock in the employee stock purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The Company reserves the right to refuse to preclear a trade if the Company determines that the Restricted Insider possesses material, nonpublic information or if the Company determines that a trade could create the appearance of an improper transaction. If clearance is denied, the fact of such denial must be kept confidential by the Restricted Insider requesting such clearance.

The Company does not undertake any obligation with respect to a Restricted Insider’s securities law compliance by virtue of pre-clearing any particular trade, and the Company urges each Restricted Insider to consult his or her legal counsel before engaging in transactions.

Pre-Arranged Trading Plans. Designated Insiders may enter into a pre-arranged trading plan (including a Rule 10b5-1 plan or a non-Rule 10b5-1 trading arrangement as defined in Securities and Exchange Commission rules) under which Company securities may be purchased, sold or gifted outside of a window period. However, pre-arranged trading plans must be entered into, terminated or amended only during window periods, in good faith, and at a time when the Designated Insider is not in possession of any material, nonpublic information. Pre-arranged plans must be approved in advance by the Controller and the General Counsel of the Company (with the Chief Financial Officer being available as an alternate authorized approving party as per the pre-clearance policy) and, in any event, must comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the definition of “non-Rule 10b5-1 trading arrangement” of Item 408 of Regulation S-K under the Exchange Act, as applicable.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in Company securities, Designated Insiders are generally prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Other Requirements. Executive Officers and Board Members must comply with Rule 144 where applicable, which requires, among other things, filing a public notice of intent to sell the Company’s securities if the sale will exceed a specified threshold. Executive Officers and Board Members must also comply with the reporting requirements of Section 16(a) of the Exchange Act and are subject to the short-swing trading prohibitions of Section 16(b) of the Exchange Act, which prohibits non-exempt purchases and sales of the Company’s securities within a period of less than six months. To facilitate compliance with Section 16(a), Executive Officers and Board Members are required to report all transactions in the Company’s securities promptly upon execution to the Company’s Controller or General Counsel.

As a condition of their employment, all Team Members will be required to certify their understanding of and intent to comply with this policy. Executive Officers and Board Members may be required to certify their understanding of and compliance with this policy on an annual basis.

Questions. If you have a question regarding this policy, please contact the Company’s Controller or General Counsel.

Board Approved 2/13/2025